Exhibit 99.1

AITX's RAD Secures Additional RIO 360 Expansion Order from Global Logistics Leader

Existing Enterprise Customer Adds Five More Autonomous Security Units for Midwest Deployment

Detroit, Michigan, July 20, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, today announced that its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has received an order for five additional RIO 360™ autonomous solar powered security trailers from an existing enterprise customer operating in the global logistics sector. The new units are scheduled to begin service during the Company's second fiscal quarter at a Midwest distribution facility.

Artist's depiction of a RAD RIO 360 autonomous solar powered security trailer supporting perimeter security at a large logistics and distribution facility.

The direct enterprise customer first deployed RAD solutions in 2023 and today operates dozens of RAD devices across its network. This latest order continues a multi-year relationship that has grown alongside the customer's expanding operational and security requirements.

Expansion orders from enterprise customers remain an important component of RAD's growth strategy, reflecting continued deployment activity within existing customer organizations while contributing to the Company's growing base of recurring monthly revenue (RMR). The Company expects the new RIO 360 units to be deployed and begin generating recurring revenue during its second fiscal quarter, which ends August 31, 2026.

"Enterprise customers have high expectations, and we believe those expectations should grow with every deployment," said Troy McCanna, Chief Revenue Officer and Chief Security Officer at RAD. "We value the opportunity to continue supporting this customer and remain committed to delivering the solutions and service that have helped build this relationship over the past several years."

Logistics and distribution centers frequently span hundreds of acres with multiple access points, vehicle traffic, and continuously changing operational activity. As security requirements grow, autonomous security solutions help organizations expand coverage without a corresponding increase in staffing, vehicle patrols, or traditional surveillance infrastructure, delivering real time awareness and responsive incident management across large scale operations.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated execution of definitive contracts for the ordered RIO 360 units, expected recurring monthly revenue (RMR) and total contract revenue, the timing and completion of deployments, potential additional deployments and customer sites, production scaling. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive contracts for some or all of the ordered units are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/